As filed with the Securities and Exchange Commission on February 9, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DIGITAL MUSIC GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-3365526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1545 River Park Drive, Suite 210

Sacramento, CA 95815

(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED 2005 STOCK PLAN

(Full title of the plans)

Mitchell Koulouris

President and Chief Executive Officer

Digital Music Group, Inc.

1545 River Park Drive, Suite 210

Sacramento, CA 95815

(916) 239-6010

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Peter H. Bergman, Esq.

Hayden Bergman,

Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

(415) 692-3310

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	1,200,000	$9.68	$11,616,000	$1,243

(1)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Amended and Restated 2005 Stock Plan described herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of Registrant’s outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h)(1) and (2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $9.68 per share, which was the average of the high and low per share prices of Registrant’s Common Stock, quoted by The Nasdaq Stock Market System on February 6, 2006.

DIGITAL MUSIC GROUP, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Digital Music Group, Inc. with the Securities and Exchange Commission:

(1) Our Registration Statement on Form S-1 (Registration No. 333-128687) under the Securities Act of 1933, as amended (the “Securities Act”), and as declared effective on February 1, 2006.

(2) Our description of the common stock shares contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as declared effective on February 1, 2006.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered by this Registration Statement are being passed upon for Registrant by Hayden Bergman, Professional Corporation, San Francisco, California. As of the date of this Registration Statement, certain investment partnerships composed of some current members of and persons associated with Hayden Bergman, Professional Corporation, will beneficially own a total of 64,559 shares of Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Amended and Restated Certificate of Incorporation provides for mandatory indemnification, to the fullest extent permitted by the General Corporation Law, of each person that such law grants us the power to indemnify.

Our Bylaws provide for mandatory indemnification to the fullest extent permitted by law of each person that such law grants us the power to indemnify.

Our directors and officers are covered by insurance maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, we have entered into contracts with certain of our directors and executive officers providing indemnification of such directors and officers by us to the fullest extent permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Hayden Bergman, Professional Corporation.

10.1(1)	Amended and Restated 2005 Stock Plan.

23.1	Consent of Perry-Smith, LLP with respect to Digital Music Group, Inc.

23.2	Consent of Perry-Smith, LLP with respect to Digital Musicworks International, Inc.

23.3	Consent of Perry-Smith, LLP with respect to Rio Bravo Entertainment LLC.

23.4	Consent of Hayden Bergman, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

(1)	Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (File No. 333-128687) filed on January 4, 2006, and as declared effective on February 1, 2006.

Item 9.	Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Amended and Restated Certificate of Incorporation, Bylaws, or indemnification agreements, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Digital Music Group, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 9th day of February, 2006.

DIGITAL MUSIC GROUP, INC.

By:	/S/ MITCHELL KOULOURIS
Mitchell Koulouris President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Koulouris and Clifford Haigler, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MITCHELL KOULOURIS Mitchell Koulouris	President, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2006

/S/ CLIFFORD HAIGLER Clifford Haigler	Chief Financial Officer (Principal Accounting Officer)	February 9, 2006

/S/ CLAYTON TRIER Clayton Trier	Chairman of the Board and Director	February 9, 2006

/S/ DAVID ALTSCHUL David Altschul	Director	February 9, 2006

/S/ ROGER BISCAY Roger Biscay	Director	February 9, 2006

/S/ PETER CSATHY Peter Csathy	Director	February 9, 2006

/S/ TERRY HATCHETT Terry Hatchett	Director	February 9, 2006

/S/ JOHN KILCULLEN John Kilcullen	Director	February 9, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Hayden Bergman, Professional Corporation.

10.1(1)	Amended and Restated 2005 Stock Plan.

23.1	Consent of Perry-Smith, LLP with respect to Digital Music Group, Inc.

23.2	Consent of Perry-Smith, LLP with respect to Digital Musicworks International, Inc.

23.3	Consent of Perry-Smith, LLP with respect to Rio Bravo Entertainment LLC.

23.4	Consent of Hayden Bergman, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

(1)	Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (File No. 333-128687) filed on January 4, 2006, and as declared effective on February 1, 2006.